Exhibit 10.(d)

HANGER ORTHOPEDIC GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

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ARTICLE V	VESTING	7
5.1.	Vesting	7
5.2.	Forfeiture If Not Vested	7

ARTICLE VI	AMOUNT OF ACCRUED BENEFIT	7
6.1.	Amount of Accrued Benefit	7

ARTICLE VII	FORM AND COMMENCEMENT OF PAYMENTS TO A PARTICIPANT	8
7.1.	Form	8
7.2.	Commencement	8
7.3.	Reduction for Early Commencement	8
7.4.	Small Payment Rules	8
7.5.	Death While In Pay Status	9
7.6.	Withholding of Taxes and Amounts Due	9
7.7.	No Representation as to Tax Consequences	9

ARTICLE VIII	DEATH BENEFITS BEFORE PAYMENTS COMMENCE	9
8.1.	Amount	9
8.2.	Form	9
8.3.	Commencement	9

ARTICLE IX	EFFECT OF CHANGE IN CONTROL	10
9.1.	Vesting Accelerated for Active Participants	10
9.2.	Plan May Be Terminated and Paid Out	10
9.3.	Rabbi Trust To Be Established and Funded	10

ARTICLE X	AMENDMENT OR TERMINATION	10
10.1.	Amendment or Termination by Board	10
10.2.	No Reduction or Delay of Benefit Payments	11
10.3.	Cash Out on Plan Termination	11

ARTICLE XI	MISCELLANEOUS	11
11.1.	Unfunded Plan; Unsecured Liability	11
11.2.	No Contract of Employment	11
11.3.	Nonalienation of Benefits	11
11.4.	Effect on Retirement Plans	12
11.5.	Severability	12
11.6.	Merger, Consolidation or Acquisition	12
11.7.	Governing Law	12
11.8.	Binding Effect	12

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ARTICLE I

PURPOSE

1.1.                              Effective Date.  HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the “Company”), together with its subsidiaries and affiliates (collectively referred to herein as the “Employer”), established the Hanger Orthopedic Group, Inc. Supplemental Executive Retirement Plan (the “Plan”), as of the Effective Date.  The Plan is amended and restated as of January 1, 2005, to conform to the requirements of the American Jobs Creation Act of 2004 and new Code Section 409A.

1.2.                              Purpose.  The purpose of the Plan is to promote the best interests of the Company and Company stockholders by attracting and retaining key management employees having a strong interest in the success of the Company and its subsidiaries and affiliates and encouraging their service, loyalty and good counsel.

1.3.                              Legal Compliance.  It is the intention of the Company:

(a)                                  That the Plan and all elections, deferrals, rights and features, notwithstanding any written terms or provisions to the contrary, be operated in good faith compliance with Code Section 409A; and

(b)                                 That the Plan will be amended or restated retroactively to January 1, 2005, or any later appropriate date, if necessary and without requiring the consent of any Participant or Beneficiary, in order that the Plan be in compliance with Code Section 409A; and

(c)                                  That the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded Plan for a select group of management or highly compensated employees, so as to qualify for all available exemptions from the provisions of Title I of ERISA; and

(d)                                 That the Plan constitutes a nonqualified deferred compensation plan for all purposes of Code Section 3121(v)(2) (“Special Timing Rule”) and 4 U. S. C. Section 114 (“Pension Source Act”).

ARTICLE II

DEFINITIONS

The following terms have the following meanings unless the context clearly indicates otherwise:

2.1.                              “Accrued Benefit” means the annual benefit amount calculated pursuant to Article VI.

2.2.                              “Administrator” means the person designated by the Committee pursuant to Article III to administer the Plan on behalf of the Employers.  As of January 1, 2005, such person is the Vice President of Human Resources.

2.3.                              “Applicable Interest Rate” means one hundred twenty percent (120%) of the applicable federal long-term rate rounded to the nearest two-tenths of one percent, compounded annually, in effect under Code Section 1274 for the month for which the determination is made.

2.4.                              “Base Salary” means the annual base salary paid by an Employer to an employee during a calendar year, prior to giving effect to any salary reduction agreement to which Code Sections 125, 132(f), or 402(g)(3) applies or any voluntary deferred compensation election, but not including any other kind of extra or additional compensation.  If the rate of Base Salary changes during a calendar year the higher rate shall be annualized to determine Base Salary for the year.

2.5.                              “Beneficiary” means the person or entity designated by a Participant to be his or her beneficiary for purposes of receiving benefits under the Plan in the event the Participant dies before receiving payment in full of the Participant’s vested Accrued Benefit.  A designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Administrator prescribes for this purpose, is filed and received by the Administrator before the death of the Participant.  If a Participant designates his or her Spouse as a Beneficiary, such Beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such Spouse.  If a valid Beneficiary designation is not in effect at the time of the Participant’s death, the estate of the Participant is deemed to be the sole Beneficiary.  If the Administrator is uncertain as to the identity of the Participant’s Beneficiary, the Administrator may deem the estate of the Participant to be the sole Beneficiary.  A legal minor shall not qualify as a Beneficiary under the Plan.

2.6.                              “Board” means the Board of Directors of Hanger Orthopedic Group, Inc.

2.7.                              “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all as defined by Code Section 409A and the guidance applicable to interpreting it.

2.8.                              “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and as interpreted by regulations and rulings issued pursuant to the Code.  Any references to a specific provision shall be deemed to include references to any successor Code provision.

2.9.                              “Committee” means the Compensation Committee of the Board, which is authorized to oversee, administer and amend the Plan, or any successor committee selected by the Board for this purpose.

2.10.                        “Company” means Hanger Orthopedic Group, Inc., or any successor.

2.11.                        “Effective Date” means January 1, 2004.

2.12.                        “Employer” means the Company and any of its subsidiaries and affiliates.

2.13.                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as interpreted by regulations and rulings issued pursuant to ERISA.  Any references to a specific provision shall be deemed to include references to any successor ERISA provision.

2.14.                        “Final Average Salary” means a Participant’s average Base Salary for the three (3) calendar years during which the Participant’s Base Salary was the highest within the last five (5) consecutive calendar years ending with the calendar year in which occurs the Participant’s termination of employment.  If the Participant has fewer than three (3) averaging years for this purpose, the actual number of years in which Base Pay is earned shall be used to determine Final Average Salary.

2.15.                        “Participant” means an employee of an Employer who is employed in a key management position and who is initially designated in this Plan, or subsequently in writing by the Committee, as a Participant; provided, however, if a Participant transfers out of employment in a key management position, but remains an employee, the Committee shall, in its discretion, determine the extent to which Plan benefits shall continue to accrue and/or vest following such transfer.

2.16.                        “Plan” means the Hanger Orthopedic Group, Inc. Supplemental Executive Retirement Plan, as contained in this document and including all amendments.

2.17.                        “Present Value” means the present value of Accrued Benefits, as determined by the Administrator, discounted on the basis of the Applicable Interest Rate to the date of determination.

2.18.                        “Separation from Service” means an employee’s last day of work or, if later, the expiration date of any required notice period applicable to the employee; provided, however, that no Separation from Service shall be deemed to have occurred earlier than the date as of which the employee has incurred a “separation from service” within the meaning of Code Section 409A, including Treas. Reg. 1.409A-1(h), determined by applying the default rules thereof.

2.19.                        “Spouse” means the surviving spouse of the Participant, as such term is defined in the law of the State of residency of the Participant, and within the meaning of the federal Defense of Marriage Act (Pub. L. 104-99), at the applicable time.

2.20.                        “Year of Credited Service” means twelve (12) full months of employment with the Employer measured from a Participant’s initial coverage date (as that term is described in Article VI).  Unless otherwise determined by the Administrator to be a greater amount, service for this purpose is limited to regular, full-time salaried employment by the Employer, including periods of authorized leave of absence.  Effective January 1, 2006, any period following a

Participant’s termination of employment date with the Employer during which the Participant is entitled to wage continuation payments, severance pay, or separation pay shall be deemed for this purpose to be an authorized leave of absence and employment after a Participant’s initial coverage date of fewer than twelve (12) full months shall be counted as a pro rata Year of Credited Service.

2.21.                        “Year of Vesting Service” means twelve (12) full months of employment with the Employer measured from an employee’s most recent employment date with the Employer.  Unless otherwise determined by the Administrator to be a greater amount, service for this purpose is limited to regular, full-time salaried employment by the Employer, including periods of authorized leave of absence.  Effective January 1, 2006, any period following a Participant’s termination of employment date with the Employer during which the Participant is entitled to wage continuation payments, severance pay, or separation pay shall be deemed for this purpose to be an authorized leave of absence.

ARTICLE III

PLAN ADMINISTRATION

3.1.                              Administrator.  The Committee shall appoint the Administrator, who shall administer the Plan for the exclusive benefit of Participants and their Beneficiaries, subject to the terms of the Plan.  The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan.  The Administrator may establish procedures, correct any defect, or reconcile any inconsistency in such manner and to such extent as is deemed necessary or advisable to carry out the purposes of the Plan.  Prior to a Change in Control, all actions by the Administrator shall be binding on all persons unless they are arbitrary or capricious.  The standard of review of Administrator actions following a Change in Control shall be the less deferential de novo standard of review.

3.2.                              Administrator Duties.  The Administrator is responsible for the general administration of the Plan, including, but not limited to the following:

(a)                                  The discretion to determine matters of eligibility of employees to participate or remain a Participant and to receive Plan benefits;

(b)                                 To determine the amount of benefits payable on behalf of a Participant;

(c)                                  To maintain Plan records;

(d)                                 To interpret the Plan and adopt rules for Plan administration; and

(e)                                  To assist Participants and Beneficiaries regarding their rights and benefits under the Plan.

3.3.                              Information.  The Employer shall provide to the Administrator all information necessary to the administration of the Plan.  The Administrator may rely on such information as is supplied by the Employer and shall have no duty to verify such information.

3.4.                              Claims Procedure.  A claim for benefits shall be deemed filed when the Administrator receives written notice from either the person claiming a benefit (hereafter referred to as “claimant”), or an Employer, that a Participant has either retired, died, or terminated the Participant’s employment for any other reason.  Upon receipt of this written notice, the Administrator shall determine the benefits, if any, payable to the claimant.  The Administrator shall communicate in writing to the claimant the benefits, if any, so determined within ninety (90) days after the date the Administrator receives the written notice described above that a claim has been filed.  If special circumstances require, the 90-day period set forth in the preceding sentence may be extended up to a period of ninety (90) additional days, provided the Administrator furnishes the claimant a written notice, prior to the expiration of the initial 90-day period, of the extension, specifying the special circumstances requiring the extension and the date by which the Administrator expects to determine the benefits payable, if any.

If any claim for benefits is subject to a dispute or is partially or wholly denied, the Administrator shall provide the claimant a written notice setting forth in a manner calculated to be understood by the claimant the specific reason(s) for the benefit determination made by the Administrator; specific reference(s) to pertinent Plan provisions on which the benefit determination is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; necessary information as to the requirements for submitting the disputed claim for a review; and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

A claimant who, upon receipt of the written notice described in the preceding paragraph, desires a review of the benefit determination made by the Administrator must file not later than sixty (60) days (subject to circumstantial extensions) after such receipt a written request for a review of the benefit determination.  Such written request must be filed with the Committee.  The requested review shall be conducted by the Committee in such a manner so as to provide the claimant a full and fair review of the claimant’s claim and the initial determination.  Upon receipt by the Committee of a written request for such a review, the Committee shall advise the claimant in writing that the claimant or the claimant’s duly authorized representative, may review documents pertinent to the disputed claim and the claimant may submit written issues and comments to the Committee for consideration during the review.

The Committee shall review the disputed claim and render a decision not later than sixty (60) days following the receipt by the Committee of the written request for a review, unless special circumstances require an extension of the time for processing, in which case the decision shall be rendered not later than one hundred twenty (120) days following such receipt.

A written notice of any such extension shall be furnished to the claimant prior to the commencement of the extension.

The Committee shall render its decision on review in writing to the claimant within the applicable time period set forth above (but not later than five (5) days after the determination is made) and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as references to the pertinent Plan provisions on which the decision is based.  Should the Committee fail to render its decision within the applicable time period the claim shall be deemed to have been denied.

“Written notice” includes electronic notification meeting the requirements of ERISA regulation 2520.104b-1(c)(1)(i), (iii), and (iv).

3.5.                              Indemnification.  The Company shall indemnify, hold harmless and defend the Administrator from any liability which the Administrator may incur in connection with the performance of his or her duties in connection with this Plan, so long as the Administrator has not acted in an arbitrary and capricious manner prior to a Change in Control (or was acting in good faith after a Change in Control) and within what the Administrator understood to be the scope of his or her duties.

ARTICLE IV

ELIGIBILITY FOR PARTICIPATION AND

ENTITLEMENT TO ACCRUED BENEFIT

4.1.                              Designation of Participants.  The Committee is authorized to designate as Participants those key management employees the Committee has determined should be awarded coverage by this Plan.  In addition, the Committee is authorized to increase the applicable percentage set forth in the Participant’s Table, described in Article VI, for a Participant who is promoted.

4.2.                              Entitlement to Accrued Benefits.  Subject to Section 4.3, and the small payment rules in Section 7.4, a Participant shall be entitled to the Participant’s vested Accrued Benefit upon the first to occur of:

(a)                                  Normal retirement; defined as Separation from Service and attainment of age sixty-five (65); or

(b)                                 Early retirement; defined as Separation from Service and attainment of age sixty-two (62), provided the Participant has completed at least five (5) Years of Vesting Service.

4.3.                              Forfeiture for Certain Reasons.  Notwithstanding Section 4.2 or any other Plan provision, one hundred percent (100%) of a Participant’s unpaid Accrued Benefit shall be forfeited and not eligible for payment if the Committee determines as of the Participant’s termination of employment, or subsequently, that either of the following has occurred:

(a)                                  The Participant, in a willful and continuous manner, failed to discharge the Participant’s duties and responsibilities as an employee after having been given notice and an opportunity to cure; the Participant committed a material act of dishonesty involving the Employer; or the Participant was convicted of a felony; or

(b)                                 The Participant materially violated any confidentiality agreement or other covenant restricting actions detrimental to the Employer as set forth in written agreements entered into by the Employer and the Participant.

ARTICLE V

VESTING

5.1.                              Vesting.  A Participant’s entitlement to his or her Accrued Benefit hereunder vests and becomes nonforfeitable (except as provided in Section 4.3) at the rate of twenty percent (20%) per Year of Vesting Service.  The Committee may apply a shorter vesting schedule in the case of any Participant, should it choose to do so.

5.2.                              Forfeiture If Not Vested.  If Separation from Service occurs before the Participant is vested in any Accrued Benefits, no benefits are payable hereunder.

ARTICLE VI

AMOUNT OF ACCRUED BENEFIT

6.1.                              Amount of Accrued Benefit.  Subject to other Plan provisions limiting or reducing benefits, the amount of a Participant’s Accrued Benefit shall be equal to the Participant’s Final Average Salary multiplied by the applicable percentage, as determined by the Committee and set out in the Participants’ Table, attached hereto and incorporated herein by this reference, multiplied by a fraction determined as follows:

(a)                                  If a Participant’s initial coverage date (determined by the Committee and set out in the Participants’ Table) occurs on or before the Participant’s forty-fifth (45th) birthday, the numerator of the fraction shall be the Participant’s total number of Years of Credited Service as of the Participant’s termination of employment or twenty (20) Years of Credited Service (whichever is less) and the denominator shall be twenty (20) Years of Credited Service.

(b)                                 If a Participant’s initial coverage date (as described in (a)) occurs after the Participant’s forty-fifth (45th) birthday, the numerator of the fraction shall be the maximum number of Years of Credited Service that could be completed between the Participant’s initial Plan coverage date and the Participant’s sixty-fifth (65th) birthday or, if less, the Participant’s total number of Years of Credited Service as of the Participant’s termination of employment, and the denominator shall be the maximum number of Years of Credited Service that could be completed between the Participant’s initial Plan coverage date and the Participant’s sixty-fifth (65th) birthday.

ARTICLE VII

FORM AND COMMENCEMENT OF

PAYMENTS TO A PARTICIPANT

7.1.                              Form.  A Participant’s Accrued Benefit shall be paid in the form of a single annual payment for fifteen (15) consecutive calendar years except as otherwise provided in the small payment rules in Section 7.4.

7.2.                              Commencement.  Payments shall ordinarily commence on an Employer payroll date in January of the calendar year next following the calendar year in which occurs the earlier of the Participant’s normal or early retirement dates.  However, any benefit payments that would otherwise be payable within six (6) months after the Participant’s Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of the Participant’s Separation from Service (or if earlier, the date of death of the Participant).

7.3.                              Reduction for Early Commencement.  Any benefit payments commencing before the Participant has attained age sixty-five (65) shall be reduced to reflect the number of years by which the benefit payment commencement date precedes the date on which normal retirement benefits would have commenced, with the reduction being two percent (2%) per year.  There is no actuarial increase for commencement of payments after the January following attainment of age sixty-five (65).

7.4.                              Small Payment Rules.  The following small payment rules are effective on and after January 1, 2006:

(a)                                  Small Present Value at Payment Due Date.  If on any date on which a payment to a Participant is otherwise due under this Article VII, the Present Value of all remaining payments due to the Participant is one hundred thousand dollars ($100,000) or less, such Present Value amount shall be paid in a lump sum on the payment date to the Participant in full and complete termination of the entirety of the Participant’s interest in the Plan.  Payment shall be made on the first day of the month following the six (6) month anniversary of the Participant’s Separation from Service.  Such dollar amount shall be adjusted not less frequently than once every five (5) years by the Administrator for cost-of-living increases based on changes in the Consumer Price Index for all Urban Consumers (CPI-U) beginning in 2010.  Notwithstanding the foregoing, the amount paid under this subsection shall not exceed the maximum permitted payment amount described in Treas. Reg. 1.409A-2(b)(2)(iii).

(b)                                 De Minimis Cash Out Rule at Termination of Employment.  If, as of a Participant’s Separation from Service, the Present Value of the Participant’s vested Accrued Benefit is no greater than the applicable dollar amount under Code Section 402(g)(1)(B), such amount shall be paid to the Participant in a single lump sum amount in full and complete settlement of the Participant’s interest in the Plan.  Payment shall be made on the first day of the month following the six (6) month anniversary of the Participant’s Separation from Service.

7.5.                              Death While In Pay Status.  If a Participant who is receiving installment payments of his or her Accrued Benefits dies before payment in full is completed, any remaining installment payments shall be made to the Participant’s Beneficiary, including when applicable, in accordance with the small payment rule of Section 7.4(a).

7.6.                              Withholding of Taxes and Amounts Due.  The Employer shall have the right to require the Participant to remit to the Employer an amount sufficient to satisfy Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan (or from a Participant’s other compensation) amounts sufficient to satisfy withholding tax requirements.  Employment taxes with respect to amounts deferred hereunder shall be payable in accordance with Code Section 3121(v)(2) and may be withheld from a Participant’s compensation if due prior to the time of a distribution under the Plan.  In addition, the Employer may deduct from any payment hereunder all amounts owed to the Employer by the Participant for any reason.

7.7.                              No Representation as to Tax Consequences.  The Employer makes no representations, warranties, or assurances and assumes no responsibility as to the tax consequences of this Plan.

ARTICLE VIII

DEATH BENEFITS BEFORE PAYMENTS COMMENCE

8.1.                              Amount.  If a Participant who has a vested interest in his or her Accrued Benefit dies before payment of the Participant’s vested Accrued Benefit has commenced, the Beneficiary of the Participant shall be entitled to receive a death benefit hereunder.  The death benefit is equal to the deceased Participant’s vested Accrued Benefit at the time of death.

8.2.                              Form.  The death benefit shall be paid in the form of a single annual payment for fifteen (15) consecutive calendar years, subject to Section 8.3(b) and the small payment rules of Section 7.4.

8.3.                              Commencement. (a)  Upon the death of a Participant eligible for early or normal retirement, death benefit payments shall commence on a payroll date in January of the calendar year next following the calendar year in which the Participant’s death occurs.  Any payments commencing before the Participant would have reached age sixty-five (65) shall be reduced to reflect the number of years by which the benefit payment commencement date precedes the date on which normal retirement benefits would have commenced to the Participant, with the reduction being at the rate of two percent (2%) per year.

(b)                                 Upon the death of a Participant who is not eligible for early or normal retirement at the time of death, the Administrator shall discount to their Present Value the installment payments that would otherwise be payable to the Participant, had the Participant survived to age sixty-five (65), and make payment in full in a single lump sum payment to the Beneficiary.

ARTICLE IX

EFFECT OF CHANGE IN CONTROL

9.1.                              Vesting Accelerated for Active Participants.  If a Change in Control is determined by the Board to have occurred while a Participant is actively employed by the Employer, the Participant shall be immediately and fully vested in the Participant’s Accrued Benefit determined as of the date of the Change in Control.

9.2.                              Plan May Be Terminated and Paid Out.  If a Change in Control is determined by the Board to have occurred then, in the sole discretion of the Board, and subject to Code Section 409A, including specifically the plan termination rules in Treas. Reg. 1.409A-3(j)(4)(ix), the Plan may be terminated and the entire Present Value of Accrued Benefits of each Participant be distributed in a lump sum as soon as reasonably possible.

9.3.                              Rabbi Trust To Be Established and Funded.  If a Change in Control is determined by the Board to have occurred, and the Plan is not terminated as described in Section 9.2, the Company shall, no later than thirty (30) days after the Change in Control, pay into an irrevocable grantor trust (sometimes also referred to as a “rabbi trust”), created by the Company for this purpose, an amount so that the trust’s assets are equal to the Present Value of the Accrued Benefits of all Participants determined on the date of the Change in Control, and periodically thereafter pay into the trust any additional amount necessary so that the trust’s assets continue to equal the Present Value of all Accrued Benefits determined at least annually thereafter.  All assets held by such trust shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.  Insolvency for this purpose means that the Company is unable to pay its debts as they become due or the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

ARTICLE X

AMENDMENT OR TERMINATION

10.1.                        Amendment or Termination by Board.  There is no time limit on the duration of the Plan.  However, the Company, by action of the Board or its Compensation Committee, may at any time to comply with Code Section 409A or for any reason, amend or terminate the Plan; provided, however, that the provisions of Section 9.3 shall not be amended or in any way curtailed following a Change in Control until all Accrued Benefits as of the date of the Change in Control have been paid.

10.2.                        No Reduction or Delay of Benefit Payments.  Except to the extent required for the Plan to comply with Code Section 409A or other applicable law, however, no amendment shall be effective so as to reduce the amount of benefit payable to any Participant or to delay the payment of any amount to a Participant beyond the time that such amount would be payable without regard to such amendment.

10.3.                        Cash Out on Plan Termination.  If the Plan is terminated, to the extent permissible under Code Section 409A, the Present Value of all Accrued Benefits shall be distributed to Participants in lump sum payments as of the effective date of the Plan termination (or at such other time as permitted by Code Section 409A).

ARTICLE XI

MISCELLANEOUS

11.1.                        Unfunded Plan; Unsecured Liability.  This Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  The Company may authorize creation of a trust or other arrangements to assist the Company in meeting its obligations under the Plan.  However, any liability to any person with respect to the Plan shall be based solely upon contractual obligations created pursuant to the Plan.  Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Employer and the Participant, or any other person.  The right of the Participant to receive benefits hereunder shall be an unsecured claim against the general assets of the Participant’s Employer and neither the Participant nor any other person shall have any rights in or against any amounts which may be earmarked by the Employer in order to implement this Plan or any other specific assets of the Employer.

11.2.                        No Contract of Employment.  The Plan is an expression of the Company’s current policy with respect to Company executives who meet the eligibility requirements set forth in the Plan.  The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Employer.  No Participant, Beneficiary or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company’s right to amend or terminate the Plan.

11.3.                        Nonalienation of Benefits.  The right of a Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered except as otherwise provided by law, and no rights or benefits hereunder shall be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

11.4.                        Effect on Retirement Plans.  Any benefits accrued pursuant to this Plan shall not be deemed compensation to the Participant for the purpose of computing benefits under any qualified retirement plan or other benefit plan, whether qualified or nonqualified, which may be maintained by the Employer.

11.5.                        Severability.  If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.

11.6.                        Merger, Consolidation or Acquisition.  This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

11.7.                        Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not preempted by federal law.

11.8.                        Binding Effect.  This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.  Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Participant, his or her Beneficiaries, personal representatives, heirs and legatees.

Dated this         day of                      , 2008.

HANGER ORTHOPEDIC GROUP, INC.

By:

Its:

PARTICIPANTS’ TABLE

NAME	INITIAL COVERAGE DATE	DATE OF 65th BIRTHDAY	APPLICABLE PERCENTAGE	STATUS
Ivan R. Sabel	January 1, 2004	March 2, 2010	90%	Active
Thomas F. Kirk	January 1, 2004	September 27, 2010	85%	Active
Richmond L. Taylor	January 1, 2004	June 30, 2013	80%	Active
George E. McHenry	January 1, 2004	July 12, 2017	75%	Active
Ronald N. May	January 1, 2004	October 6, 2011	65%	Active
Edward L. Mitzel	January 1, 2004	January 29, 2024	65%	Terminated – 4/22/05
Brian Wheeler	January 1, 2004	November 8, 2025	65%	Active
Mike Murphy	January 1, 2004	September 19, 2025	65%	Terminated – 9/30/05
John Rush	April 1, 2005	March 15, 2026	65%	Active
Alfred Kritter	April 1, 2005	October 9, 2017	25%	Active